Exhibit 99.1

Papa John’s Announces Fourth Quarter 2017 Results and Provides 2018 Outlook

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 27, 2018--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three months and full year ended December 31, 2017.

Highlights

  GAAP earnings per diluted share of $0.81 and adjusted earnings per diluted share of $0.65 in the fourth quarter of 2017, excluding Special items; adjusted earnings per diluted share down 6% from the fourth quarter 2016
  GAAP earnings per diluted share of $2.83 and adjusted earnings per diluted share of $2.62 for full year 2017, excluding Special items; adjusted earnings per diluted share up 3% over 2016
  System-wide North America comparable sales decrease of 3.9% for the fourth quarter and increase of 0.1% for the full year
  International comparable sales increases of 2.6% for the fourth quarter and 4.4% for the full year
  98 net unit openings in the fourth quarter and 102 for the full year, of which all 102 were International

“We know our potential is so much greater than our results, and we are taking significant steps to reinvigorate our record of profitable growth and value creation,” said Steve Ritchie, CEO and President of Papa John’s. “Actions are underway to improve our brand proposition, how we connect with customers, and how we operate at the unit level. These actions build on all the strengths of the Papa John’s brand and include a fresh perspective around marketing driven by new media and creative partnerships, hiring a new PR partner, and bringing online a new engine to drive our Papa Rewards loyalty system. Based on these initiatives, we expect to see marked improvements in sales later in 2018. Our franchise partners in the US are fully aligned with our initiatives and are excited about this next chapter of the Papa John’s brand.”

GAAP and adjusted net income and diluted earnings per share results excluding Special items are summarized below. All highlights are compared to the same period of the prior year, unless otherwise noted on both a 53 week basis as well as a 52 week basis.

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Dec. 31, 2017	Dec. 25, 2016	% Change	Dec. 31, 2017	Dec. 25, 2016	% Change
GAAP net income- 53 weeks	$28,509	$32,630	-12.6%	$102,292	$102,820	-0.5%
Special items(*)	(5,716)	(7,022)	-18.6%	(7,576)	(7,022)	7.9%
Adjusted net income- 53 weeks	$22,793	$25,608	-11.0%	$94,716	$95,798	-1.1%
53rd week	(3,900)	-		(3,900)	-
Adjusted net income- 52 weeks	$18,893	$25,608	-26.2%	$90,816	$95,798	-5.2%

GAAP diluted EPS- 53 weeks	$0.81	$0.88	-8.0%	$2.83	$2.74	3.3%
Special items (*)	(0.16)	(0.19)	-15.8%	(0.21)	(0.19)	10.5%
Adjusted diluted EPS- 53 weeks	$0.65	$0.69	-5.8%	$2.62	$2.55	2.7%
53rd week	(0.11)	-		(0.11)	-
Adjusted diluted EPS- 52 weeks	$0.54	$0.69	-21.7%	$2.51	$2.55	-1.6%

(*) See Special items detail in “Items Impacting Comparability - Non-GAAP Presentation” table.

Revenue and Operating Highlights

Consolidated revenues for the fourth quarter were $467.6 million, increasing $27.9 million, or 6.4%, compared to the fourth quarter of 2016. The fourth quarter and full year 2017 results include the benefit of the 53rd week of operations which contributed approximately $31.0 million. Excluding the 53rd week, the revenues for the fourth quarter of 2017 decreased $2.9 million or 0.7%. This decrease is primarily due to the decrease in company-owned restaurant sales due to negative comparable sales of 4.7% and the impact of refranchising 42 Domestic company-owned restaurants in the fourth quarter of 2016. These decreases were somewhat offset by increases in International revenues due to higher comparable sales of 2.6% and an increase in equivalent units as well as an increase in North America commissary sales due to higher commodity prices. Foreign currency exchange rates during the fourth quarter of 2017 favorably impacted International revenues by approximately $1.8 million.

Consolidated revenues for the full year 2017 were $1.78 billion, increasing $69.7 million, or 4.1%, compared to 2016. Excluding the 53rd week, 2017 revenues increased $38.8 million, or 2.3%, compared to 2016. This increase was primarily due to higher North America commissary sales from commodity price increases and higher volumes. International revenues also increased due to higher comparable sales of 4.4% and an increase in equivalent units. The increased revenues from International were somewhat offset by the impact of unfavorable foreign currency exchange rates approximating $4.1 million. North America franchise revenues also increased primarily due to the impact of refranchising 42 Domestic company-owned restaurants in the fourth quarter of 2016; this increase was more than offset by a related decrease in Domestic company-owned restaurant sales.

Consolidated income before income taxes of $32.1 million for the fourth quarter of 2017 decreased $18.5 million, or 36.6%, compared to the fourth quarter of 2016. Excluding the impact of Special items, adjusted income before income taxes was $33.7 million for the fourth quarter of 2017, a decrease of $5.7 million, or 14.5%, compared to the fourth quarter of 2016 as detailed below. Adjusted income before income taxes as a percentage of consolidated revenues was 7.2% for the fourth quarter of 2017, a decrease of 1.8% compared to the fourth quarter of fiscal 2016. See “Items Impacting Comparability - Non-GAAP Presentation” table for more details.

  Domestic company-owned restaurant operating income decreased $6.1 million, or as a percentage of related revenues decreased 3.3%. This was primarily attributable to the impact of negative comparable sales, higher vehicle and workers’ compensation insurance costs and higher commodities prices. The higher labor costs from higher minimum wages were offset by lower restaurant bonuses due to the lower sales and operating results. The decrease in operating income was somewhat offset by the benefit from the 53rd week of operations of approximately $2.4 million.
  North America commissary and other operating income increased approximately $500,000 but as a percentage of related revenues, decreased 0.4%. The benefit from the 53rd week of operations was approximately $2.0 million. The operating income decrease excluding the benefit of the 53rd week was due primarily to higher online operating costs due to digital initiatives as well as lower operating income in our print and promotions subsidiary from lower revenues. North America commissary operating income approximated the prior year.
  International operating income increased $3.3 million, or 1.5% as a percentage of related international revenues. The benefit from the 53rd week of operations was approximately $700,000. The additional increase in operating income was primarily due to both higher revenues on higher comparable sales and equivalent units and the favorable timing of marketing spend in the United Kingdom, which had no impact on full year results.
  General and administrative costs increased $450,000, improving 0.5% as a percentage of consolidated revenues. Excluding the impact of the 53rd week of $900,000, general and administrative costs were down $450,000 primarily attributable to lower management incentive costs of $4.7 million, substantially offset by higher salaries and benefits.
  Interest expense increased $2.9 million, or 154.2%, for the fourth quarter. This increase was attributable to both an increase in average outstanding debt, which is primarily due to share repurchases, as well as higher interest rates.

Consolidated income before income taxes was $140.3 million, a decrease of $18.5 million, or 11.6%, for the year ended December 31, 2017. Excluding the impact of Special items, adjusted income before income taxes was $142.0 million, a decrease of $5.7 million, or 3.8% for the year ended December 31, 2017, which was driven by the fourth quarter results, as previously discussed. Adjusted income before income taxes as a percentage of consolidated revenues was 8.0%, a decrease of 0.6% for the full year.

The effective income tax rates were 9.6% and 24.1% for the fourth quarter and full year 2017, respectively, representing decreases of 22.6% and 7.2% from the prior year comparable periods. The decreases in the effective income tax rates for the fourth quarter and full year are primarily attributable to the impact of the “Tax Cuts and Jobs Act,” (the “Tax Act”) which was signed into law on December 22, 2017. The Tax Act contains substantial changes to the Internal Revenue Code including a reduction of the U.S. corporate tax rate from 35% to 21% effective January 1, 2018. As a result of the enactment of this tax legislation in 2017, deferred tax assets and liabilities were remeasured. This remeasurement yielded a one-time benefit of approximately $7 million in the fourth quarter of 2017. See “Items Impacting Comparability-Non-GAAP Presentation” table for more details. Given the substantial changes associated with the Tax Act, the estimated remeasurement of deferred taxes for fourth quarter and the full year 2017 are provisional and subject to further interpretation and clarification of the Tax Act.

Diluted earnings per share (“EPS”) decreased 8.0% for the fourth quarter of 2017 and increased 3.3% for the full year. Excluding Special items, adjusted diluted EPS was $0.65 for the fourth quarter, a decrease of 5.8%. The decrease is primarily attributable to the lower operating income results previously discussed, which more than offset the favorable impact of the 53rd week. The 2017 full year adjusted diluted EPS was $2.62, an increase of 2.7% over 2016 EPS of $2.55. This full year increase includes the $0.11 favorable impact of the 53rd week, a favorable tax rate and lower share count. These favorable items were somewhat offset by other decreases in income, as previously discussed.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Year Ended
	Dec. 31, 2017	Dec. 25, 2016	Dec. 31, 2017	Dec. 25, 2016

Global restaurant sales growth (a)	9.9%	5.3%	5.8%	5.2%

Global restaurant sales growth, excluding the impact of foreign currency (a)	9.6%	7.0%	6.3%	6.8%

Comparable sales growth (b)
Domestic company-owned restaurants	(4.7%)	4.8%	0.4%	4.4%
North America franchised restaurants	(3.5%)	3.4%	(0.1%)	3.1%
System-wide North America restaurants	(3.9%)	3.8%	0.1%	3.5%

System-wide international restaurants	2.6%	5.6%	4.4%	6.0%

(a)	Includes both company-owned and franchised restaurant sales.

(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Management believes the presentation of global restaurant sales growth excluding the impact of foreign currency provides investors with useful information regarding underlying sales trends by presenting sales growth excluding the external factor of foreign currency exchange. Franchise restaurant sales are not included in company revenues.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, for the full year of 2017 and 2016 was as follows (in thousands):

	Full Year Ended
	Dec. 31	Dec. 25
	2017	2016

Net cash provided by operating activities (a)	$134,975	$150,257
Purchases of property and equipment	(52,594)	(55,554)
Free cash flow	$82,381	$94,703

(a) The decrease of $15.3 million was primarily due to changes in working capital amounts.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s liquidity or performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the full year ended December 31, 2017.

Global Restaurant Unit Data

At December 31, 2017, there were 5,199 Papa John’s restaurants operating in all 50 states and in 44 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Fourth Quarter
Beginning - September 24, 2017	705	2,736	3,441	1,660	5,101
Opened	5	37	42	118	160
Closed	(1)	(41)	(42)	(20)	(62)
Acquired	-	1	1	-	1
Sold	(1)	-	(1)	-	(1)
Ending - December 31, 2017	708	2,733	3,441	1,758	5,199

Year-to-date
Beginning - December 25, 2016	702	2,739	3,441	1,656	5,097
Opened	9	110	119	257	376
Closed	(3)	(116)	(119)	(155)	(274)
Acquired	1	1	2	-	2
Sold	(1)	(1)	(2)	-	(2)
Ending - December 31, 2017	708	2,733	3,441	1,758	5,199

Unit growth (decline)	6	(6)	-	102	102

% increase (decrease)	0.9%	(0.2%)	-	6.2%	2.0%

The 2017 International franchise closures include 66 India closures for the year ended December 31, 2017. There was no significant impact on our 2017 operating results from the closure of the market.

Our development pipeline as of December 31, 2017 includes 1,190 restaurants (200 units in North America and 990 units internationally), the majority of which are scheduled to open over the next six years.

Items Impacting Comparability – Non-GAAP Presentation

The following table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures, for the fourth quarter and full year ended December 31, 2017 and December 25, 2016:

	Three Months Ended		Full Year Ended
	Dec. 31,	Dec. 25,	Dec. 31,	Dec. 25,
(In thousands, except per share amounts)	2017	2016	2017	2016

GAAP income before income taxes	$32,064	$50,573	$140,342	$158,809
Special items:
Refranchising and impairment (gains)/losses	1,674	(10,222)	1,674	(10,222)
Legal settlement	-	(898)	-	(898)
Adjusted income before income taxes	$33,738	$39,453	$142,016	$147,689
53rd week	$(5,900)	$-	$(5,900)	$-
Adjusted income before income taxes - 52 weeks	$27,838	$39,453	$136,116	$147,689

GAAP net income	$28,509	$32,630	$102,292	$102,820
Special items, net of income taxes:
Refranchising and impairment (gains)/losses	1,323	(6,455)	1,323	(6,455)
Legal settlement	-	(567)	-	(567)
U.S. tax legislation effect on deferred taxes	(7,020)	-	(7,020)	-
Equity compensation tax benefit	(19)	-	(1,879)	-
Adjusted net income	$22,793	$25,608	$94,716	$95,798
53rd week	$(3,900)	$-	$(3,900)	$-
Adjusted net income - 52 weeks	$18,893	$25,608	$90,816	$95,798

GAAP diluted earnings per share	$0.81	$0.88	$2.83	$2.74
Special items:
Refranchising and impairment (gains)/losses	0.04	(0.17)	0.04	(0.17)
Legal settlement	-	(0.02)	-	(0.02)
U.S. tax legislation effect on deferred taxes	(0.20)	-	(0.20)	-
Equity compensation tax benefit	-	-	(0.05)	-
Adjusted diluted earnings per share	$0.65	$0.69	$2.62	$2.55
53rd week	$(0.11)	$-	$(0.11)	$-
Adjusted diluted earnings per share - 52 weeks	$0.54	$0.69	$2.51	$2.55

Refranchising and impairment (gains)/losses includes impairment charges in 2016 and 2017 related to our company-owned stores in China that are held for sale. 2016 also includes a refranchising gain from the sale of the company–owned Phoenix market with 42 restaurants to a franchisee.

The legal settlement represents the favorable 2016 finalization related to the collective and class action litigation, Perrin v. Papa John’s International, Inc. and Papa John’s USA, Inc.

U.S. tax legislation effect on deferred taxes is related to the remeasurement of the net deferred tax liability due to the Tax Cuts and Jobs Act.

2017 also includes the favorable impact of adopting the new guidance for accounting for share-based compensation. This guidance requires excess tax benefits recognized on stock based awards to be recorded as a reduction of income tax expense rather than stockholders’ equity.

The non-GAAP adjusted results shown should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding these items is important for purposes of comparison to prior year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance, to analyze trends, and to determine compensation.

Share Repurchase Activity

The following table reflects our repurchases for the fourth quarter and full year 2017 and subsequent repurchases through February 20, 2018 (in thousands):

Period	Number of Shares	Cost

Fourth Quarter 2017	1,387	$87,881

Full Year 2017	2,960	$209,586

January 1, 2018 through February 20, 2018	546	$32,713

There were 35.1 million and 36.5 million diluted weighted average shares outstanding for the fourth quarter and full year ended December 31, 2017, representing decreases of 6.1% and 2.9%, respectively, over the prior year comparable periods. Approximately 34.1 million actual shares of the company’s common stock were outstanding as of December 31, 2017.

The Company expects to repurchase shares in an amount equal to the remaining authorization by the end of 2019. The timing and volume of share repurchases may be executed at the discretion of management on an opportunistic basis, or pursuant to trading plans or other arrangements. Any share repurchase under this program may be made in the open market, in privately negotiated transactions, or otherwise. The Company continues to evaluate the use of an accelerated share repurchase program to execute a portion of the share repurchase authorization. There can be no assurance as to the amount, timing or prices of repurchases, whether through an accelerated share repurchase program or otherwise. The specific timing and amount of repurchases will vary based on prevailing market conditions and other factors. Repurchases under the Company’s share repurchase program may be commenced or suspended from time to time at the Company’s discretion without prior notice.

Cash Dividend

We paid a cash dividend of approximately $7.8 million ($0.225 per common share) during the fourth quarter of 2017. Subsequent to the fourth quarter, on February 2, 2018, our Board of Directors declared a fourth quarter dividend of $0.225 per common share (approximately $7.6 million based on the current number of shares outstanding). The dividend was paid on February 23, 2018 to shareholders of record as of the close of business on February 12, 2018. The declaration and payment of any future dividends will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors.

2018 Key Operating Assumptions and Financial Outlook

In 2018, the Company is targeting the following performance:

  Diluted EPS of $2.40 to $2.60 in comparison to the $2.83 2017 GAAP EPS. Excluding the $0.11 impact of the 53rd week in 2017, EPS decrease is 4.5% to 12.0% on adjusted 2017 EPS of $2.72. 2018 Diluted EPS outlook also includes the following assumptions:
    EPS will decrease $0.30 to $0.40 due to lower operating results, primarily from expected continued pressure on Domestic restaurants’ sales, higher delivery and insurance costs for our company-owned restaurants and the higher costs for technology and marketing investments.
    EPS will decrease $0.05 to $0.10 related to the impact of the new revenue recognition standard.
    EPS will increase an additional $0.04 to $0.10 for the favorable impact of U.S. tax legislation above the $0.20 favorable impact in 2017. Our preliminary 2018 income tax rate estimates are 20% to 24%. These estimates are provisional and subject to further interpretation and clarification of the legislation. The tax rate excludes any tax impact from a potential divestiture of our China company-owned operations.
    EPS will increase $0.05 to $0.10 due to share repurchases.
  North America comparable sales of negative 3% to flat
  International comparable sales of 3.0% - 5.0%
  Net global new unit growth of 3.0% - 5.0%
  Block cheese prices are projected to be in the low $1.60’s
  Capital expenditures of $45 - $55 million
  Total Debt/EBITDA ratio of 3.0x to 3.5x

Conference Call and Website Information

A conference call is scheduled for February 27, 2018 at 5:00 p.m. Eastern Time to review our fourth quarter and full year 2017 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 24776789.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, share repurchases, dividends, effective tax rates, the impact of the Tax Cuts and Job Act and the adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  failure to maintain our brand strength, quality reputation and consumer enthusiasm for our better ingredients marketing and advertising strategy, or our ability to manage social media and shift to more effective digital marketing strategies;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth, and;
  the impact of current or future claims and litigation, including labor and employment-related claims;
  current, proposed or future legislation that could impact our business;
  failure to effectively execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards; and
  changes in Federal or state income, general and other tax laws, rules and regulations, including changes from the Tax Cuts and Jobs Act and any related Treasury regulations, rules or interpretations if and when issued; and
  changes in generally accepted accounting principles including new standards for revenue recognition and leasing.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$210,799	$206,963	$816,718	$815,931
North America franchise royalties and fees	26,967	26,426	106,729	102,980
North America commissary and other sales	194,095	177,983	733,627	681,606
International	35,745	28,247	126,285	113,103
Total revenues	467,606	439,619	1,783,359	1,713,620

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	174,921	165,007	664,640	651,536
North America commissary and other expenses	180,474	164,859	685,206	631,475
International expenses	21,714	17,573	78,971	71,509
General and administrative expenses	40,843	40,393	158,183	163,812
Depreciation and amortization	11,376	10,598	43,668	40,987
Total costs and expenses	429,328	398,430	1,630,668	1,559,319
Refranchising and impairment gains/(losses), net	(1,674)	10,222	(1,674)	10,222
Operating income	36,604	51,411	151,017	164,523
Legal settlement expense	-	898	-	898
Net interest expense	(4,540)	(1,736)	(10,675)	(6,612)
Income before income taxes	32,064	50,573	140,342	158,809
Income tax expense	3,089	16,294	33,817	49,717
Net income before attribution to noncontrolling interests	28,975	34,279	106,525	109,092
Income attributable to noncontrolling interests	(466)	(1,649)	(4,233)	(6,272)
Net income attributable to the company	$28,509	$32,630	$102,292	$102,820

Calculation of income for earnings per share:
Net income attributable to the company	$28,509	$32,630	$102,292	$102,820
Change in noncontrolling interest redemption value	-	225	1,419	567
Net income attributable to participating securities	(118)	(132)	(423)	(420)
Net income attributable to common shareholders	$28,391	$32,723	$103,288	$102,967

Basic earnings per common share	$0.82	$0.89	$2.86	$2.76
Diluted earnings per common share	$0.81	$0.88	$2.83	$2.74

Basic weighted average common shares outstanding	34,745	36,892	36,083	37,253
Diluted weighted average common shares outstanding	35,052	37,311	36,522	37,608

Dividends declared per common share	$0.225	$0.200	$0.850	$0.750

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 25,
	2017	2016
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$22,345	$15,563
Accounts receivable, net	64,644	59,691
Notes receivable, net	4,333	3,417
Income tax receivable	3,903	2,372
Inventories	30,620	25,132
Prepaid expenses and other current assets	38,016	33,143
Assets held for sale	6,133	6,257
Total current assets	169,994	145,575

Property and equipment, net	234,331	230,473
Notes receivable, less current portion, net	15,568	10,141
Goodwill	86,892	85,529
Deferred income taxes	585	769
Other assets	48,183	40,078
Total assets	$555,553	$512,565

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$32,006	$42,701
Income and other taxes payable	10,561	8,540
Accrued expenses and other current liabilities	70,293	76,789
Current portion of long-term debt	20,000	-
Total current liabilities	132,860	128,030

Deferred revenue	2,652	3,313
Long-term debt, net	446,565	299,820
Deferred income taxes	12,546	10,047
Other long-term liabilities	60,146	53,093
Total liabilities	654,769	494,303

Redeemable noncontrolling interests	6,738	8,461

Total stockholders’ equity (deficit)	(105,954)	9,801
Total liabilities, redeemable noncontrolling interests and stockholders’ equity (deficit)	$555,553	$512,565

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 31, 2017	December 25, 2016

Operating activities
Net income before attribution to noncontrolling interests	$106,525	$109,092
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	29	409
Depreciation and amortization	43,668	40,987
Deferred income taxes	498	11,624
Stock-based compensation expense	10,413	10,123
Gain on refranchising	-	(11,572)
Impairment loss	1,674	1,350
Other	3,375	3,337
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,358)	1,557
Income tax receivable	(1,531)	4,100
Inventories	(5,485)	(3,639)
Prepaid expenses and other current assets	(5,572)	(3,210)
Other assets and liabilities	(742)	(6,269)
Accounts payable	(8,743)	(916)
Income and other taxes payable	1,897	9
Accrued expenses and other current liabilities	(3,012)	(7,960)
Deferred revenue	(661)	1,235
Net cash provided by operating activities	134,975	150,257

Investing activities
Purchases of property and equipment	(52,593)	(55,554)
Loans issued	(8,103)	(3,210)
Repayments of loans issued	4,185	8,569
Acquisitions, net of cash acquired	(21)	(13,352)
Proceeds from divestitures of restaurants	-	16,844
Other	34	429
Net cash used in investing activities	(56,498)	(46,274)

Financing activities
Proceeds from issuance of term loan	400,000	-
Repayments of term loan	(5,000)	-
Net (repayments) proceeds of revolving credit facility	(225,575)	44,575
Debt issuance costs	(3,181)	-
Cash dividends paid	(30,720)	(27,896)
Tax payments for equity award issuances	(2,428)	(6,024)
Proceeds from exercise of stock options	6,260	7,060
Acquisition of Company common stock	(209,586)	(122,381)
Contributions from noncontrolling interest holders	2,956	690
Distributions to noncontrolling interest holders	(5,449)	(5,610)
Other	663	556
Net cash used in financing activities	(72,060)	(109,030)

Effect of exchange rate changes on cash and cash equivalents	365	(396)
Change in cash and cash equivalents	6,782	(5,443)
Cash and cash equivalents at beginning of period	15,563	21,006

Cash and cash equivalents at end of period	$22,345	$15,563

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer
or
Steve Coke, 502-261-7272
Vice President of Investor Relations and Strategy